Exhibit 99.1

NEWS RELEASE

Corporate Offices:

1328 Racine Street

Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

Michael C. Smiley Rejoins the Board of Directors of Twin Disc, Inc.

RACINE, WISCONSIN — August 7, 2019 — Twin Disc, Inc. (NASDAQ: TWIN), today announced that Michael C. Smiley has rejoined its Board of Directors. Mr. Smiley previously served on the Company’s Board from 2010 to 2018 and will stand for re-election at the Company's annual shareholder meeting in October 2019.

Commenting on the election, John H. Batten, Chief Executive Officer of Twin Disc, stated, "From 2010 to 2018, Mike provided significant contributions to Twin Disc and I am delighted to have Mike rejoin our Board of Directors. Mike’s strong financial and accounting expertise adds meaningful value to our board room. In addition to Mike’s strong accounting experience, he has a track record of increasing shareholder value by helping strengthen companies’ global business strategies and I look forward to his counsel and contributions to Twin Disc.”

Mr. Smiley is currently an Adjunct Professor at Peking University in Beijing, China. Mr. Smiley was the CFO of Zebra Technologies from 2008 to 2016 leading the company’s global accounting and finance team, while also enhancing the company’s strategic vision and driving international growth. From 2004 until his tenure at Zebra, Mr. Smiley worked at Tellabs, Inc., a provider of telecommunications networking products, as General Manager of the Tellabs Denmark A/S unit. Previously, from 2002 to 2004, he held various finance positions at Tellabs including Interim Chief Financial Officer, Vice President, International Finance, and Treasurer. Prior to 2002, Mr. Smiley held a number of finance positions including Vice President, Asia Pacific Finance located in Taipei, Taiwan, for General Semiconductor and Assistant Treasurer for General Instrument. Mr. Smiley holds a BS in accounting from Brigham Young University and an MBA degree from the University of Chicago

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

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